EXHIBIT 21

SUBSIDIARIES OF DARDEN RESTAURANTS, INC.

As of May 25, 2014, we had seven "significant subsidiaries", as defined in Regulation S-X, Rule 1-02(w), identified as follows:
GMRI, Inc., a Florida corporation, doing business as Olive Garden, Red Lobster, Bahama Breeze and Seasons 52.
RARE Hospitality International, Inc., a Georgia corporation, doing business as Olive Garden, LongHorn Steakhouse and The Capital Grille.
N and D Restaurants, Inc., a Florida corporation, doing business as Olive Garden, Red Lobster, Bahama Breeze, Seasons 52, Eddie V's Prime Seafood and Wildfish Seafood Grille.
Darden SW, LLC, a Florida limited liability company, doing business as Olive Garden, Red Lobster, Seasons 52, Eddie V's Prime Seafood and Wildfish Seafood Grille.
Florida SE, Inc., a Florida corporation, doing business as Olive Garden, Red Lobster, LongHorn Steakhouse, Bahama Breeze, Seasons 52, Eddie V's Prime Seafood.
Yard House USA, Inc., a Delaware corporation, doing business as Yard House.
RARE Hospitality Management, Inc., a Delaware corporation, doing business as LongHorn Steakhouse and The Capital Grille. (a)
In addition, we also had the following subsidiaries:
Darden Corporation, a Florida corporation. (b)
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(a)	Two wholly-owned subsidiaries operating in the same line of business in the United States have been omitted.

(b)	One wholly-owned subsidiary operating in the same line of business in the United States has been omitted.